EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (Registration No. 333-199740) (including any amendments or supplements thereto, related appendices, and financial statements), Form S-8 (Registration No. 333-197024), Form S-8 (Registration No. 333-170833), Form S-3/A (Registration No. 333-39341), Form S-3D (Registration No. 333-128958), and Form S-3 (Registration No. 333-156759) of Mid Penn Bancorp, Inc. of our report dated March 25, 2013, relating to the consolidated financial statements which appears in the Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania

March 20, 2015